Exhibit 99.3

NEOGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2005

	Historical
	Neogen	Antibiotic Dairy		Pro Forma Adjustments	Combined
	(in thousands)
Net Sales	$62,756	$9,202		$—	$71,958
Costs of Goods Sold	32,153	4,352		—	36,505

Gross Margin	30,603	4,850		—	35,453

Sales, General and Administrative	21,834	1,445	(a)	400	23,679

Operating Income	8,769	3,405		(400)	11,774

Other Income (Expense)	147	—	(b)	(702)	(555)

Income Before Income Taxes	8,916	3,405		(1,102)	11,219

Income Taxes	3,000	1,079	(c)	(375)	3,704

Net Income (Loss)	$5,916	$2,326		$(727)	$7,515

Diluted Net Income per Share (based on 8,492,000 average shares outstanding)					$0.88

COST OF SALES, GENERAL AND ADMINISTRATIVE EXPENSES IN THIS PRO FORMA STATEMENT REPRESENT EXPENSES REPORTED BY THE FORMER OWNER AND ARE NOT NECESSARILY INDICATIVE OF EXPENSES THAT WILL BE INCURRED FOLLOWING THE ACQUISITION BY NEOGEN.

(a)	give recognition to estimated amortization of intangibles
(b)	eliminate interest earned ($7) and provide for interest on borrowed funds ($695)
(c)	provision is made for taxes at Neogen’s statutory rates, reduced by the tax effect pro forma adjustments

NEOGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

NOVEMBER 30, 2005

	Historical
	Neogen	Antibiotic Dairy		Pro Forma Adjustments	Combined
	(in thousands)
Assets
Current Assets	$33,508	$4,152	(a)	$(2,000)	$35,660
Net Property and Equipment	12,300	1,343	(b)	(16)	13,627
Other Assets	23,450	—	(c)	11,508	34,958

Total Assets	$69,258	$5,495			$84,245

Liabilities and Equity
Current Liabilities	$6,475	$2,047	(d)	$300	$8,822
Long Term Debt	—	—	(e)	12,640	12,640
Other Long Term Liabilities	3,081				3,081
Equity	59,702	3,448	(f)	(3,448)	59,702

Total Liabilities	$69,258	$5,495			$84,245

(a)	give recognition to cash expended in the purchase
(b)	give recognition to the value of fixed assets acquired in the transaction
(c)	give recognition to the intangible assets acquired in the transaction, after elimination of equity
(d)	give recognition to transaction costs incurred
(e)	give recognition to long-term debt incurred in the transaction
(f)	eliminate equity acquired

NEOGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD OF SIX MONTHS ENDED NOVEMBER 30, 2005

	Historical
	Neogen	Antibiotic Dairy			Pro Forma Adjustments	Combined
	(in thousands)
Net Sales	$35,034	$4,395			$—	$39,429
Costs of Goods Sold	16,703	2,196			—	18,899

Gross Margin	18,331	2,199			—	20,530

Sales, General and Administrative	11,879	713	(a	)	200	12,792

Operating Income	6,452	1,486			(200)	7,738

Other Income (Expense)	233	—	(b	)	(375)	(142)

Income Before Income Taxes	6,685	1,486			(575)	7,596

Income Taxes	2,332	515	(c	)	(195)	2,652

Net Income (Loss)	$4,353	$971			$(380)	$4,944

Diluted Net Income per Share (based on 8,470,000 average shares outstanding)						$0.58

COST OF SALES, GENERAL AND ADMINISTRATIVE EXPENSES IN THIS PRO FORMA STATEMENT REPRESENT EXPENSES REPORTED BY THE FORMER OWNER AND ARE NOT NECESSARILY INDICATIVE OF EXPENSES THAT WILL BE INCURRED FOLLOWING THE ACQUISITION BY NEOGEN.

(a)	give recognition to estimated amortization of intangibles
(b)	eliminate interest earned ($27) and provide for interest on borrowed funds ($348)
(c)	Provision is made for taxes at Neogen’s statutory rates, reduced by the tax effect pro forma adjustments